Exhibit (g)(v)
SUB-MANAGEMENT AGREEMENT
ACCESS CAPITAL STRATEGIES COMMUNITY INVESTMENT FUND, INC.
THIS AGREEMENT, dated as of May 23, 2003
BETWEEN:
     ACCESS CAPITAL STRATEGIES LLC, a Massachusetts limited liability company (hereinafter called the “Manager”),
- and -
     MERRILL LYNCH INVESTMENT MANAGERS, L.P., a Delaware limited partnership (hereinafter called the “Sub-Manager”)
RECITES THAT:
     Whereas the Manager and the Sub-Manager have entered into a Sub-Management Agreement dated as of March 1, 2001 (the “Sub-Management Agreement”); and
     Whereas the Manager and the Sub-Manager have agreed to amend the Sub-Management Agreement pursuant to Section 9 of the Sub-Management Agreement;
     Now, therefore, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:
Definitions and Interpretations
1. Unless separately defined, terms in this Agreement have the meanings attributed to them in the Sub-Management Agreement.
Amendment
2. Section 5(a) of the Sub-Management Agreement is hereby amended by deleting Section 5(a) in its entirety and replacing it with the following:
     “(a) If for any month the amount of operating expenses paid by the Fund pursuant to Section 7(a) of the Management Agreement exceeds 0.25% of the Fund’s monthly net assets (the “Expense Cap”), the Sub-Manager will pay to the Manager 50% of the amount of such excess. If for any month the amount of operating expenses paid by the Fund pursuant to Section 7(a) of the Management Agreement is less than the Expense Cap, the Manager will pay to the Sub-Manager 50% of the difference between the amount of operating expenses actually paid by the Fund for such month and the Expense Cap to the extent the Sub-Manager has not been fully reimbursed for any operating expenses previously paid by the Sub-Manager.”

3. Section 6(a) of the Sub-Management Agreement is hereby amended by deleting the word “quarterly” and replacing it with “monthly.”
Miscellaneous Provisions
4. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.
5. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act.
6. This Agreement shall not take effect unless (i) it is approved by vote of a majority of the Fund’s outstanding voting securities and (ii) the Agreement dated as of May 23, 2003 between the Manager and the Fund is approved by vote of a majority of the Fund’s outstanding voting securities.
7. This Agreement shall take effect upon the later of (i) June 1, 2003 or (ii) the date on which this Agreement is approved by vote of a majority of the Fund’s outstanding voting securities.
In witness whereof the parties have caused this Agreement to be executed by their officers designated as of the day and year first above written.

MERRILL LYNCH INVESTMENT MANAGERS, L.P.

By:
Name:
Title:

ACCESS CAPITAL STRATEGIES LLC

By:
Name:
Title: